Exhibit 99.1
The #1 Airborne Healthcare Company

Air Methods Corporation Announces Agreement to Acquire
OF Air Holdings Corporation, Parent Company of
Omniflight Helicopters, Inc.

DENVER, CO, June 2, 2011 – Air Methods Corporation (Nasdaq: AIRM), the largest air medical transportation company in the world, announced today that it has entered into a definitive merger agreement (the Agreement) to acquire OF Air Holdings Corporation and its subsidiaries, including Omniflight Helicopters, Inc. (together, Omniflight). Omniflight provides air medical transport services throughout the United States and provides these services under both the community-based and hospital-based service delivery models, utilizing a fleet of approximately 100 helicopters and fixed-wing aircraft. Omniflight is headquartered in Addison, Texas, with operations in 18 states involving over 75 base locations.

Air Methods will acquire Omniflight for an aggregate purchase price of $200 million in cash on a cash-free, debt-free basis, subject to working capital and other adjustments as provided in the Agreement.  Upon closing, Omniflight will become a wholly-owned subsidiary of Air Methods. The Agreement has been unanimously approved by the boards of directors of both companies. The transaction is contingent upon clearance under the Hart-Scott Rodino Anti-Trust Improvements Act and certain other closing conditions. The transaction is expected to close in July 2011.

Omniflight generated unaudited consolidated revenue of $172 million for the fiscal year ended March 31, 2011.  The Company expects to fund the purchase price through a new commercial bank credit facility.

Aaron Todd, CEO for Air Methods stated, “We are excited and pleased to have this opportunity to unite these two industry leaders.  The operational efficiencies that this combination should create will allow both entities to maintain and enhance the quality of our services, while providing for a more competitive cost structure resulting from greater economies of scale.  The geographical service areas of both entities are very complementary and improve the combined entity’s ability to maintain important resources closer to our customers and their communities.”

Tom Leverton, CEO of Omniflight stated, “Air Methods and Omniflight have long histories in the industry and, together, the two companies will bring even stronger service to local communities across the country.  We are confident this will bring benefits to the customers and employees of Omniflight and are thrilled at the opportunity to join Air Methods.”

In connection with the transaction, Oppenheimer & Co. Inc. acted as financial advisor and Davis Graham & Stubbs LLP served as legal advisor to Air Methods.

Conference Call

The Company has scheduled a conference call for Friday, June 3, 2011 at 9:00 a.m. Eastern Time to offer additional details of the pending transaction.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 72481022, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding the timeframe during which the acquisition is expected to close, anticipated financing for the acquisition, and the expected benefits of the acquisition. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to, among other things, obtaining regulatory approval of the acquisition, the potential impact on the business of Omniflight due to uncertainty about the acquisition, costs associated with the acquisition, matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction, the retention of employees of Omniflight and the ability of the Company to successfully integrate Omniflight’s market opportunities, technology, personnel and operations, and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of our control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-K filed with the SEC on March 11, 2011, and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.